                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                         (Amendment No. _____________)*



                             TeleTech Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     common stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                 879939 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)




NOTE: Six copies of this Statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                        (Continued on following page(s))

                               Page 1 of 5 Pages

CUSIP NO. 879939 10 6               13G             PAGE   2   OF   5   PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Kenneth D. Tuchman
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) / /
                                                           (b) / /
     N/A
-------------------------------------------------------------------------------
3


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         35,922,400
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               400,000
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH                 35,922,400
                ---------------------------------------------------------------
                8  SHARE DISPOSITIVE POWER

                         400,000
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         36,322,400
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         10,000                                                          /X/
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         65.2%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON

         IN
-------------------------------------------------------------------------------

Item 1(a)        Name of Issuer

                 TeleTech Holdings, Inc.


Item 1(b)        Address of Issuer's Principal Executive Offices

                 1700 Lincoln Street
                 Suite 1400
                 Denver, Colorado  80203


Item 2(a)        Name of Person Filing

                 Kenneth D. Tuchman


Item 2(b)        Address of Principal Business Office

                 1700 Lincoln Street
                 Suite 1400
                 Denver, Colorado  80203


Item 2(c)        Citizenship

                 United States


Item 2(d)        Title of Class of Securities

                 common stock, par value $.01 per share


Item 2(e)        CUSIP Number

                 879939 10 6


Item 3           If this Statement is Filed Pursuant to
                 Rule 13d-1(b) or 13d-2(b)

                 Not Applicable


Item 4           Ownership

                 (a)      Amount Beneficially Owned:  36,322,400 shares

                 (b)      Percent of Class:  65.2%





                               Page 3 of 5 Pages

      (c)      Number of Shares as to which such person has:

                (i)        sole power to vote or to direct the vote:  35,922,400

               (ii)        shared power to vote or to direct the vote:  400,000

              (iii) sole power to dispose or to direct the disposition of: 35,922,400

               (iv) shared power to dispose or to direct the disposition of: 400,000


Item 5   Ownership of Five Percent or Less of a Class

         Not Applicable


Item 6   Ownership of More Than Five
         Percent on Behalf of Another Person

         Not Applicable


Item 7   Identification and Classification of the
         Subsidiary Which Acquired the Security Being
         Reported on by the Parent Holding Company

         Not Applicable


Item 8   Identification and Classification
         of Members of the Group

         Not Applicable


Item 9   Notice of Dissolution of Group

         Not Applicable


Item 10  Certification

         Not Applicable





                               Page 4 of 5 Pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.



                                                January 31, 1997
                                              -------------------------
                                                  Date



                                                /s/ Kenneth D. Tuchman
                                               ------------------------
                                               Kenneth D. Tuchman














                               Page 5 of 5 Pages